Exhibit 99.1

Editorial Contact:	Investor Contact:

Dave Burt, Secure Computing	Tim Steinkopf, Secure Computing
david_burt@securecomputing.com	tim_steinkopf@securecomputing.com
206-892-1130	408-979-6182

Secure Computing Reports Second Quarter 2004 Operating Results

Company Reports 26% Year-Over-Year Revenue Growth, 88% Gross Margins, and 133%

Year-Over-Year Increase in Net Income per Fully Diluted Share

SAN JOSE, Calif., July 20, 2004 – Secure Computing Corporation (Nasdaq: SCUR), the experts in securing connections between people, applications, and networks, today announced second quarter 2004 revenues of $22.1 million. This represents a 26% increase compared to $17.6 million in the same quarter last year and a 4% increase compared to revenues of $21.2 million in the prior quarter.

As a result of the company’s closure of the Advanced Technology (AT) division in October 2003, Secure’s financial statement presentations have been reclassified in accordance with US GAAP to present the impact from continued and discontinued operations. All prior period financial information and comparisons in this press release and all future financial reports issued by the company will reflect the reclassification of the AT division net operating results to the discontinued operations lines in the consolidated statements of operations. Please visit the following URL to obtain a copy of the company’s reclassified 2003 quarterly consolidated statements of operations and balance sheets:

http://www.securecomputing.com/invest.cfm?script=700&skey=1048

“We are disappointed in the second quarter results given our guidance and past track record of meeting or beating the targets we establish,” said John McNulty, chairman and chief executive officer at Secure Computing. “For the first time in years we encountered a weak performance in our key Federal Government vertical market with actual bookings over 40% short of target. The remainder of our sales operations performed very well with performance overall exceeding our targets, however, this was not sufficient to make up for the federal operation short fall. After carefully examining the shortfall in our second quarter, we continue to believe the second quarter performance of our Government business was an anomaly. We have great confidence in our Federal Team’s leadership and in the team as a whole and believe they will rebound quickly in Q3.”

Gross margins in the second quarter were 88% of revenue, or $19.5 million. This compares to 89% of revenue, or $15.7 million, in the year ago quarter and 88% of revenue, or $18.7 million, in the prior quarter. Secure Computing’s second quarter operating expenses were $17.0 million, or 77% of revenue, down 5 percentage points from the year ago quarter. Sales and marketing expenses were $11.2 million, or 51% of revenue, down 3 percentage points from the year ago quarter. Research and development costs were $4.1 million, or 19% of revenue, down 2 percentage points from the year ago quarter. General and administrative costs were $1.7 million, or 8% of revenue, consistent with the year ago quarter.

Operating income for the second quarter was 11% of revenue, a 4 percentage point improvement over the year ago quarter.

Net income for the second quarter was $2.5 million, or $.07 per fully diluted share compared to net income of $1.0 million, or $.03 per share in the year ago quarter and $2.2 million, or $0.06 per fully diluted share in the prior quarter.

“Although we are disappointed in the results overall, we are encouraged by the increasing contribution of our channel program which we launched at the beginning of the year,” said Tim McGurran, president and chief operating officer at Secure Computing. “On a comparative basis, before the impact of our results in our Federal region, our indirect bookings were approximately 73% of total bookings, up 2 percentage points from our previous quarter. At mid-year, our ‘Year of the Channel’ initiative is proving to be a success. ”

Enterprise licenses were executed by a number of industry leaders including: Northrop Grumman; the U.S. Department of Justice; NASA’s Johnson Space Flight Center; Brigham Young University; Penn State University; Manpower, the UK’s leading employment company; KMD A/S Integreret Kommunikation, a major IT provider for the public sector in Denmark; Systemat, An IT services provider throughout Europe; Calgary Public Library; and the Seattle School District.

Other Q2 Financial Highlights:

•	Cash and investments were $43.3 million at June 30, 2004, a $2.4 million, or 6%, increase from $40.9 million at March 31, 2004.

•	Cash generated from operations was $2.1 million.

•	Deferred revenues were $25.3 million at June 30, 2004, a 4% increase as compared to $24.4 million at March 31, 2004 and to our guidance of a flat to down quarter to quarter performance for deferred revenue.

•	Days sales outstanding were 66 at June 30, 2004, compared to 63 at March 31, 2004, with 100% of the increase being driven by the increase in deferred revenues.

“In the second quarter we had growth in revenues, earnings, cash generated from operations and deferred revenues,” commented Tim Steinkopf, senior vice president and chief financial officer at Secure Computing. “That combined with consistent gross margins and good expense control is the foundation for a healthy, improving business model.”

Secure Computing’s Outlook Publication Procedures

In connection with the SEC rules on corporate disclosure, Regulation FD, Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on September 16, 2004, until publication of a press release regarding the third quarter 2004 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the third quarter of 2004, revenues are expected to grow over 2003 Products and Services revenues by 19%. Gross margins are expected to be approximately 87%. As a percent of revenue, operating expenses are expected to be 75%. Fully diluted earnings per share are expected to be approximately $0.08 which assumes a fully diluted weighted average share count of approximately 37.4 million. Fully diluted earnings per share guidance is before the impact of any expenses related to the unsolicited acquisition proposal the Company received in early July.

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward-Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Consolidated Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$22,118	$17,630	$43,334	$33,809
Cost of revenue	2,650	1,903	5,163	3,238

Gross profit	19,468	15,727	38,171	30,571

Operating expenses:
Selling and marketing	11,248	9,598	22,237	18,416
Research and development	4,104	3,716	8,207	7,604
General and administrative	1,677	1,234	3,210	2,463

	17,029	14,548	33,654	28,483

Operating income	2,439	1,179	4,517	2,088

Other income	79	46	206	99

Net income from continuing operations	2,518	1,225	4,723	2,187

Loss from operations of discontinued AT division	—	(216)	—	(607)
Net income	$2,518	$1,009	$4,723	$1,580

Basic earnings/(loss) per share:
Continuing operations	$0.07	$0.04	$0.13	$0.07
Discontinued operations	—	(0.01)	—	(0.02)

Basic earnings per share	$0.07	$0.03	$0.13	$0.05

Weighted average shares outstanding - basic	35,587	31,716	35,469	30,724

Diluted earnings/(loss) per share:
Continuing operations	$0.07	$0.04	$0.13	$0.07
Discontinued operations	—	(0.01)	—	(0.02)

Diluted earnings per share	$0.07	$0.03	$0.13	$0.05

Weighted average shares outstanding - diluted	37,274	32,756	37,762	31,532

Consolidated Condensed Balance Sheets

	June 30, 2004	Dec. 31, 2003
Assets
Cash and cash equivalents	$31,526	$17,101
Investments	11,763	16,580
Accounts receivable, net	16,139	17,148
Inventory, net	1,838	1,227
Other current assets	8,020	7,232
Current assets from discontinued operations	181	545

Total current assets	69,467	59,833

Property and equipment, net	4,863	5,004
Goodwill	40,066	40,416
Other assets	2,907	3,222

Total assets	$117,303	$108,475

Liabilities and stockholders’ equity
Accounts payable	$2,814	$2,861
Accrued payroll	2,771	3,539
Acquisition reserves	1,680	1,757
Other accrued expenses	998	1,024
Deferred revenue	19,624	21,663

Total current liabilities	27,887	30,844

Acquisition reserves, net of current portion	771	1,839
Deferred revenue, net of current portion	5,670	3,778

Total liabilities	34,328	36,461

Stockholders’ equity
Common stock	356	350
Additional paid-in capital	196,336	190,090
Accumulated deficit	(113,184)	(117,907)
Accumulated other comprehensive income	(533)	(519)

Total stockholders’ equity	82,975	72,014

Total liabilities and stockholders’ equity	$117,303	$108,475

Consolidated Condensed Statement of Cash Flows

	Six Months Ended June 30,
	2004	2003
Operating activities
Net income	$4,723	$1,580
Loss from discontinued operations	—	607

Net income from continuing operations	4,723	2,187

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	1,238	1,434
Amortization	405	122
Loss on disposals of property and equipment	95	6
Loss on disposals of intangible assets	18	—
Deferred income taxes	(151)	(256)

Changes in operating assets and liabilities:
Accounts receivable	1,319	(1,190)
Inventories	(611)	(168)
Other current assets	(637)	(84)
Accounts payable	(47)	930
Payroll related accruals	(768)	(215)
Accrued liabilities and reserves	(1,131)	(519)
Deferred revenue	(147)	(360)

Net cash provided by operating activities	4,306	1,887

Investing activities
Net proceeds from sales/maturities of investments	4,817	2,036
Purchase of property and equipment, net	(1,192)	(969)
Increase in intangibles and other assets	(117)	(153)

Net cash provided by investing activities	3,508	914

Financing activities
Proceeds from issuance of common stock	6,252	1,225

Effect of exchange rate changes	(5)	(63)
Net cash provided from/(used by) discontinued operations	364	(1,094)

Net increase in cash and cash equivalents	14,425	2,869
Cash and cash equivalents, beginning of period	17,101	18,050

Cash and cash equivalents, end of period	$31,526	$20,919